Exhibit 99.3


                     INFINITY EMERGING OPPORTUNITIES LIMITED
                             SUMMIT CAPITAL LIMITED
                             GLACIER CAPITAL LIMITED
                               38 Hertford Street
                             London, England W1Y 7TG


                                                   May 20, 1998


VIA FACSIMILE No. (305) 860-0752

Tamboril Cigar Company
Att:  Chief Financial Officer
2600 South West 3rd Avenue
Miami, Florida  33129


Dear Sirs:

     In my letter to you dated April 30, 1998 (the "April Letter"), I described in detail how Tamboril Cigar Company (the "Company") is currently in default of various provisions of the 8% Convertible Debentures (the "Debentures") due September 22, 1999 in the aggregate principal amount of $66,667, $66,667 and $66,666, respectively, issued to Infinity Emerging Opportunities Limited, Summit Capital Limited, and Glacier Capital Limited (collectively, the "Purchasers") and the Certificate of Designations, Preferences and Rights of the Series B Preferred Stock of the Company (the "Series B Designation") filed with the Delaware Secretary of State on September 22, 1997, authorizing the issuance of up to 116,000 shares of Series B Convertible Preferred Stock of the Company, par value $.0001 per share (the "Series B Shares"), of which 18,667 shares were issued to each of the Purchasers on September 22, 1997. The aforementioned defaults are a result of the Company's failure to pay dividends on the Debentures on December 31, 1997, (2) the Company's failures to pay dividends on the Preferred Stock on March 31, 1998, and (3) the Company's failure to deliver the common stock certificates relating to the Conversion Notices delivered to the Company on April 2, 1998.

     I further stated in the April Letter that the Company's failure to cure the defaults described therein in five business days would result in the Purchasers exercising their right to declare due and payable the full outstanding principal amount of the Debentures, together with all accrued but unpaid interest thereon and other amounts owing thereunder. Additionally, the Purchasers will proceed with all actions that may be necessary (including without limitation, the initiation of legal proceedings) to collect all other amounts owed the Purchasers, as well as any actions needed to effect the delivery of the common stock certificates. Because the Company has failed to cure the defaults outlined in the April Letter, the Purchasers hereby declare the full outstanding principal amount of the Debentures, together with all accrued but unpaid interest thereon and other amounts owing thereunder, as being immediately due and payable.

     The Purchasers, by delivering this letter to the Company, are not waiving any rights each Purchaser has to declare any further defaults or Events of Default under the aforementioned agreements and are in no way limiting any remedies available to them under such agreements.

     Should you have any questions regarding this letter, please feel free to call Stuart Chasanoff of HW Partners, L.P. (214) 720-1608, or Shawn Wells, also of HW Partners, L.P. at (214) 720-1698.

INFINITY EMERGING OPPORTUNITIES LIMITED

By:      HW PARTNERS, L.P., as adviser

By:      HW FINANCE, L.L.C., its General Partner

By:  /s/Clark K. Hunt
     -----------------------------
Name:      Clark K. Hunt
Title:   Manager


SUMMIT CAPITAL LIMITED

By:      HW PARTNERS, L.P., as adviser

By:      HW FINANCE, L.L.C., its General Partner

By:  /s/Clark K. Hunt
     -----------------------------
Name:      Clark K. Hunt
Title:   Manager


GLACIER CAPITAL LIMITED

By:      HW PARTNERS, L.P., as adviser

By:      HW FINANCE, L.L.C., its General Partner

By:  /s/Clark K. Hunt
     -----------------------------
Name:      Clark K. Hunt
Title:   Manager


SJC/jlw
Enclosures

cc:      Vic Zanetti, Esq.
         Elizabeth Yingling, Esq.